UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): February 16, 2023

WYNN RESORTS, LIMITED
(Exact name of registrant as specified in its charter)

Nevada		000-50028	46-0484987
(State or other jurisdiction of incorporation)		(Commission File Number)	(I.R.S. Employer Identification No.)
3131 Las Vegas Boulevard South
Las Vegas,	Nevada		89109
(Address of principal executive offices)			(Zip Code)

(702) 770-7555
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01	WYNN	Nasdaq Global Select Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period or complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.
Indenture for 7.125% Senior Notes due 2031

On February 16, 2023, Wynn Resorts, Limited (the “Company”) announced that Wynn Resorts Finance, LLC (“WRF”) and its subsidiary, Wynn Resorts Capital Corp. (“Wynn Resorts Capital” and, together with WRF, the “Issuers”), each an indirect wholly-owned subsidiary of the Company, issued $600 million aggregate principal amount of 7.125% Senior Notes due 2031 (the “Notes”) pursuant to an indenture (the “Indenture”) among the Issuers, the guarantors party thereto and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”). The Notes were offered and sold in reliance on exemptions from the registration requirements of the Securities Act of 1933. The Notes will mature on February 15, 2031. Interest is payable in cash semi-annually on February 15 and August 15 of each year, beginning on August 15, 2023.

The Notes are jointly and severally guaranteed by all of WRF’s domestic subsidiaries that guarantee the Issuers’ existing senior secured credit facilities, except Wynn Resorts Capital, which is the co-issuer of the Notes, the Issuers’ 7.750% senior notes due 2025 (the “2025 Notes”) and the Issuers’ 5.125% senior notes due 2029.

The Issuers may redeem the Notes, in whole or in part, at any time or from time to time prior to November 15, 2030 at a redemption price equal to the greater of (1) 100% of the principal amount of the Notes to be redeemed and (2) a “make-whole” amount, plus in either case accrued and unpaid interest, if any, to, but not including, the redemption date.

On or after November 15, 2030, the Issuers may redeem the Notes, in whole or in part, at the redemption prices set forth in the Indenture plus accrued and unpaid interest. The Notes are subject to disposition and redemption requirements imposed by gaming laws and regulations of applicable gaming regulatory authorities.

The Indenture contains covenants that limit the ability of the Issuers and the guarantors to, among other things, (1) enter into sale-leaseback transactions, (2) create or incur liens to secure debt, and (3) merge, consolidate or sell all or substantially all of the Issuers’ assets. These covenants are subject to exceptions and qualifications set forth in the Indenture.

In the event of a change of control triggering event, the Issuers must offer to repurchase the Notes at a repurchase price equal to 101% of the aggregate principal amount thereof plus any accrued and unpaid interest, to, but not including, the repurchase date.

The Indenture also contains customary events of default, including (1) failure to make required payments, (2) failure to comply with certain covenants, (3) failure to pay certain other indebtedness, (4) certain events of bankruptcy and insolvency, and (5) failure to pay certain judgments. An event of default under the Indenture allows either the Trustee or the holders of at least 25% in aggregate principal amount of the Notes, as applicable, issued under such Indenture to accelerate the amounts due under the Notes, or in the case of a bankruptcy or insolvency, will automatically cause the acceleration of the amounts due under the Notes.

The foregoing description of the Indenture is qualified in its entirety by reference to the full text of the Indenture, which is filed herewith as Exhibit 4.1 and incorporated herein by this reference.

Item 8.01	Other Events.
On February 16, 2023, Wynn Resorts, Limited announced the initial settlement of the previously announced cash tender offer (the “Tender Offer”) by WRF for any and all of the 2025 Notes. The Tender Offer expired at 5:00 P.M., New York City time, on February 15, 2023 (the “Expiration Time”). At the Expiration Time, valid tenders had been received with respect to approximately $506.4 million of the $600 million aggregate principal amount of the 2025 Notes outstanding (which excludes 2025 Notes subject to the guaranteed delivery procedures).

WRF has accepted for payment all 2025 Notes validly tendered prior to the Expiration Date. On February 16, 2023, such tendering holders received the tender offer consideration in the amount of $1,024.50 for each $1,000 principal amount of 2025 Notes tendered, plus accrued and unpaid interest from the last interest payment date to, but excluding, February 16, 2023 (the “Settlement Date”). With respect to the 2025 Notes accepted for purchase that were tendered and are subsequently delivered in accordance with the guaranteed delivery procedures, such tendering holders will receive payment of the tender offer consideration for such accepted 2025 Notes (to the extent that such 2025 Notes were not delivered prior to the Expiration Time) on February 21, 2023, plus accrued and unpaid interest from the last interest payment date to, but excluding, the Settlement Date.

On February 16, 2023, the Issuers also completed their previously announced offering of the 2031 Notes. WRF used the net proceeds of the 2031 Notes offering and cash on hand to purchase the 2025 Notes tendered and accepted for purchase in the Tender Offer. WRF also intends to redeem any 2025 Notes not tendered.

A copy of the press release with announcement of the cash tender settlement and offering completion is attached hereto as Exhibit 99.1 to this Current Report on Form 8‑K and is hereby incorporated by reference.

Item 9.01	Financial Statements and Exhibits.

(d)Exhibits.

Exhibit No.	Description

4.1	Indenture, dated February 16, 2023, among the Issuers, the Guarantors named therein and the Trustee.
99.1	Press release, dated February 16, 2023, of Wynn Resorts, Limited

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WYNN RESORTS, LIMITED

Dated: February 16, 2023	By:	/s/ Julie Cameron-Doe
Julie Cameron-Doe
Chief Financial Officer
(Principal Financial and Accounting Officer)